Exhibit 99.1
FOR FURTHER INFORMATION:
AT MERCANTILE BANK CORPORATION:

Michael Price	Charles Christmas
Chairman & CEO	Chief Financial Officer
616-726-1600	616-726-1202
mprice@mercbank.com	cchristmas@mercbank.com
Mercantile Bank Corporation Reports Second Quarter 2010 Results
GRAND RAPIDS, Mich., July 20, 2010 (GLOBE NEWSWIRE) — Mercantile Bank Corporation (NASDAQ: MBWM) (“Mercantile”) reported a second quarter 2010 net loss attributable to common shares of $0.7 million, or ($0.08) per diluted common share, compared to a net loss of $6.4 million, or ($0.75) per diluted common share, for the year-ago quarter. For the six months year-to-date, Mercantile recorded a net loss attributable to common shares of $3.6 million, or ($0.43) per diluted common share, compared with a net loss of $10.9 million, or ($1.28) per diluted common share, for the prior-year six month period.
With the establishment of the deferred tax asset valuation allowance in the fourth quarter of 2009, comparing after-tax 2010 results to earlier periods is distorted. On a pre-tax basis, the 2010 second quarter and year-to-date loss was $1.2 million and $4.3 million, respectively, an improvement of 87 percent and 75 percent compared to the 2009 second quarter and six-month pre-tax loss of $9.6 million and $16.9 million, respectively. Increased levels of net interest income and lower provisions to the allowance for loan and lease losses have led to the improvement in pre-tax results for 2010.
Excluding the impact of nonrecurring items from 2010 and 2009 quarters, namely, a total of $0.7 million of pre-tax gains from the sale of tax-exempt securities and SBA loans in the first quarter of 2010, and one-time pre-tax charges in the second quarter of 2009 totaling $2.1 million from branch consolidations and the industry-wide FDIC special assessment, the 2010 second quarter and six-month pre-tax operating loss was $1.2 million and $5.0 million, respectively, compared to a pre-tax operating loss of $7.5 million and $14.8 million for the comparable 2009 periods.
Michael Price, Chairman and CEO of Mercantile Bank Corporation, commented, “We are pleased with the improving trends reflected in our second quarter results; they provide increasing evidence that our strategic initiatives are succeeding. As we have done in the past, we continue to address our problem assets aggressively. Since the beginning of the year, we moved approximately $35 million of nonperforming assets off of our balance sheet, including $16 million of write-offs and write-downs. We still have much work to do and a long way to go before problem assets are reduced to a comfortable level. However, the difference this quarter, and the reason for our cautious optimism, relates to the lower level of new problem assets, the lowest increase in many quarters. Currently, our past due accruing loans 30 to 89 days delinquent total only $0.4 million, another encouraging sign that we may have finally turned the corner.
“We almost swung back to profitable status this quarter; in fact our Bank did record a small profit. The improvement we have experienced in the real estate markets has allowed us to reduce our 2010 provisions for loan and lease losses when compared to 2009. However, conditions remain stressed, and it will take additional effort and costs over an extended period of time to work through our nonperforming commercial real estate loans and assets, which include maintaining our allowance for loan and lease losses at an elevated level. Hopefully, the worst of the economic downturn is over, and we have managed through this period without compromising our well capitalized status. Furthermore, the many enhancements to our loan administration practices and core operations that we created and implemented throughout this challenging period have positioned us for lower risk and greater efficiencies as the economy improves.”
Operating Results
For the second quarter of 2010, total revenue, consisting of net interest income and noninterest income, was $16.4 million, up $2.1 million, or 14.7 percent, from the $14.3 million generated in the 2009 second quarter. Net interest income was $14.4 million, an increase of $2.0 million, or 15.8 percent, compared to the $12.4 million for the prior-year quarter. Net interest income growth was principally derived from an 81 basis point expansion of the net interest margin, partially offset by a 13.6 percent decline in average earning assets. “We anticipate margin expansion to moderate over the next two quarters; we have now repriced downward a substantial portion of higher rate deposits and borrowed funds as they matured, and the loan pricing strategies we implemented over the past year have successfully stabilized loan yields that were pressured by lost interest income from higher nonperforming assets,” added Price.
Noninterest income for the second quarter of 2010 was $2.0 million, an increase of 7.1 percent from the 2009 second quarter. Excluding the net aggregate gain of $0.7 million recognized from the sale of SBA-guaranteed commercial loans and tax-exempt municipal securities recorded during the first quarter of 2010, noninterest income during the first six months of 2010 totaled $4.0 million, an increase of 1.4 percent over the same time period in 2009. Growth in rental income from foreclosed properties and increased bank-owned life insurance yields together have offset lower mortgage banking fee income.
The second quarter of 2010 provision for loan and lease losses was $6.2 million, compared to $8.4 million and $11.5 million in the linked and year-ago quarters, respectively. During the first six months of 2010, Mercantile provided $14.6 million to the allowance for loan and lease losses, compared to $21.9 million in the first half of 2009. In general, the reduced provision expense reflects a lower volume of loan and lease downgrades and improved real estate market conditions. Gross loan and lease charge-offs during the first six months of 2010 totaled $16.7 million, a slight reduction from the $16.9 million charged-off during the same time period in 2009; however, loan and lease recoveries increased from $0.4 million during the first six months of 2009 to $2.0 million during the first half of 2010. The Company’s allowance for loan and lease losses was 3.38 percent of total loans and leases at June 30, 2010, compared to 3.11 percent and 1.91 percent of total loans and leases as of December 31, 2009 and June 30, 2009, respectively.
Noninterest expense for the second quarter of 2010 was $11.4 million, down 1.7 percent and 7.5 percent, from the first quarter of 2010 and second quarter of 2009, respectively. Excluding the one-time charges recorded during the second quarter of 2009, noninterest expense has increased primarily due to the increased costs associated with the administration and resolution of problem assets (i.e., legal expenses, property tax payments, appraisal costs and write-downs on foreclosed properties) as well as higher FDIC insurance premiums. These credit- and regulatory-related costs totaled $3.6 million and $7.3 million during the second quarter of 2010 and first six months of 2010, respectively, compared to $2.0 million and $3.6 million during the same time periods in 2009. Increased rental income from foreclosed properties, which totaled $0.8 million during the first six months of 2010, partially offset the impact of rising credit administration costs. Mercantile has also partially offset the growth of credit and FDIC expenses through ongoing efforts to reduce those operating expenses within its control, namely, salaries and benefits, occupancy, and furniture and equipment costs. During the second quarter of 2010, these expenses totaled $5.7 million, a reduction of $0.9 million from the second quarter of 2009. The consolidation of the Company’s Eastern and Mid-Michigan banking activities during the second quarter of 2009 accounted for much of the subsequent savings, although cost reductions have been achieved throughout the organization.
Balance Sheet
Total assets as of June 30, 2010 were $1.80 billion, down $102 million, or 5.4 percent, from December 31, 2009, with total loans and leases declining by $129 million, or 8.4 percent, over the past six months, to $1.41 billion. Compared to June 30, 2009, total assets declined by $267 million, or 12.9 percent, with total loans and leases declining by $298 million, or 17.4 percent.
Real estate loans, particularly loans secured by commercial properties, continue to comprise a majority of Mercantile’s loan and lease portfolio, although the Company has been aggressively down-sizing its real estate exposures. Excluding residential mortgage loans representing permanent financing of owner-occupied dwellings and home equity lines of credit, real estate loans totaled $964 million at June 30, 2010, representing a decline of $70.8 million from year-end 2009 and $170 million over the past twelve months. Non-owner occupied commercial real estate (“CRE”) loans totaled $513 million at June 30, 2010, down $25.1 million since year-end 2009 and $32.7 million over the past twelve months. Owner-occupied CRE loans were $303 million at June 30, 2010, a decline of $21.7 million since year-end 2009 and $56.8 million over the past twelve months. Total vacant land, construction and land development (“C&D”) loans, including both residential and commercial projects, totaled $149 million at June 30, 2010, down $24.1 million in 2010 and $80.1 million during the past twelve months.
LOANS SECURED BY REAL ESTATE

($000)	6/30/10	3/31/10	12/31/09	9/30/09	6/30/09
Residential-Related:
Vacant Land	$20,351	$20,871	$19,465	$20,630	$21,400
Land Development	29,627	32,199	34,027	33,862	42,053
Construction	6,627	7,872	7,199	9,446	11,157

	56,605	60,942	60,691	63,938	74,610
Comm’l Non-Owner Occupied:
Vacant Land	19,812	22,304	25,549	25,564	29,005
Land Development	18,585	19,058	19,402	22,412	23,469
Construction	52,295	52,107	65,697	79,339	94,225
Commercial Buildings	512,816	539,284	537,891	528,727	545,501

	603,508	632,753	648,539	656,042	692,200
Comm’l Owner Occupied:
Construction	1,360	1,651	1,404	5,456	7,407
Commercial Buildings	302,768	316,302	324,451	349,335	359,610

	304,128	317,953	325,855	354,791	367,017

Total	$964,241	$1,011,648	$1,035,085	$1,074,771	$1,133,827

Note	— Excludes residential mortgage loans representing permanent financing of owner-occupied dwellings and home equity lines of credit.
Mercantile’s liquidity position has improved substantially over the past 18 months. Increased local deposits, especially consumer NOW accounts, as well as consumer and business money market deposit accounts, have allowed Mercantile to reduce its reliance on wholesale funding. At June 30, 2010, total deposits were $1.34 billion, a decline of $61.5 million during the first six months of 2010 and a reduction of $259 million since year-end 2008. During the past 18 months, local deposits increased by $211 million and represented 50.8 percent of total deposits as of June 30, 2010, compared to 29.4 percent at December 31, 2008. During this same timeframe, interest-bearing checking and money market deposit accounts increased by $132 million, primarily reflecting new and innovative products, various deposit-gathering initiatives, and enhanced advertising campaigns that have successfully attracted new deposits as well as transfers from maturing certificate of deposit accounts.
Wholesale funds totaled $834 million, or 51.4 percent of total funds, as of June 30, 2010, compared to $1.41 billion, or 71.5 percent of total funds, as of December 31, 2008. The $580 million decline in wholesale funding reflects both the increase in local deposits as well as the $446 million decline in total loans and leases, which has allowed Mercantile to run-off maturing brokered deposits and Federal Home Loan Bank advances.
Short-term investments averaged $68.6 million during the second quarter of 2010, essentially the same level as a year-ago, but well above historical levels due to the currently stressed economic and operating environments. Since Mercantile is not in a position to fully utilize tax-exempt income in the near term, the Company sold approximately one-third of its tax-exempt municipal securities portfolio during the first quarter of 2010. Proceeds were reinvested in taxable securities, and all securities (taxable and remaining tax-exempt) are now included in the available-for-sale portfolio. In addition to its short-term investments, Mercantile has $115 million of borrowing capacity through various established lines of credit.
Asset Quality
Nonperforming assets (“NPAs”) at June 30, 2010 were $111 million, or 6.1 percent of total assets, compared to $118 million (6.2 percent of total assets) as of March 31, 2010, and $86.6 million (4.2 percent of total assets) at June 30, 2009. While this represents an increase of $24.0 million from the year-ago level of nonperforming assets, it represents a decline of $7.0 million from the previous quarter-end.
Robert B. Kaminski Jr., Executive Vice President and Chief Operating Officer of Mercantile Bank Corporation, commented on the progress Mercantile has made toward improving asset quality and reducing portfolio risk. “We are getting more optimistic that the improvements we have experienced in the first half of 2010 represent real progress in our turnaround strategy. Loans delinquent 30 to 89 days and still accruing interest were almost nonexistent at the end of the second quarter, and additions to our nonperforming loan portfolio were sharply lower than in the first quarter; in fact, quarterly problem loan additions were the lowest level since early 2008. We continue to charge-off problem loans and adjust the carrying values of foreclosed properties as necessary, but we have also benefited more recently from improved sales activity, a higher level of principal repayments and credit relationship upgrades. We fully understand and appreciate the delicacy of the current economic environment; there is still a significant amount of improvement necessary before we reach any level of normalcy. In the meantime, we will continue to exercise the same vigilance as always in administering our loan portfolio and nonperforming assets.
“A majority of the various categories of problem assets experienced some level of improvement this quarter; however, non-owner occupied commercial real estate remains a significant challenge. The good news is that the aggregate balance of these types of loans and foreclosed assets remained almost unchanged at the end of the second quarter in comparison to growing levels in earlier quarters. The bad news is that the resolution of these loans and/or the sale of collateral will likely require an extended period of time; the economy is just not strong enough yet to absorb the inventory that exists in our markets.”
Approximately $63 million, or 57 percent, of Mercantile’s NPAs consist of CRE, with investor-owned properties accounting for about 75 percent of the CRE category. Whereas owner-occupied CRE loans have stabilized in the range of $16 million to $21 million over the past twelve months, non-owner occupied CRE has increased from $28.1 million at June 30, 2009 to its present level of $46.7 million. Nonperforming C&D assets, including both residential and commercial assets, were $34.4 million at June 30, 2010, down $4.1 million from the linked quarter, and up $8.8 million during the past twelve months. Of this total, residential-related assets represent the largest share: 92 percent of nonperforming C&D assets, or $31.8 million, as of June 30, 2010. Nonperforming non-real estate commercial loans and repossessed assets were $7.0 million at June 30, 2010, a decline of $3.6 million from June 30, 2009. Owner-occupied and rental residential NPAs increased by $1.2 million during the past twelve months, to $6.2 million at June 30, 2010.
NONPERFORMING ASSETS

($000)	6/30/10	3/31/10	12/31/09	9/30/09	6/30/09
Residential Real Estate:
Land Development	$21,551	$22,781	$19,722	$13,645	$10,422
Construction	10,231	11,425	12,103	13,021	12,882
Owner Occupied / Rental	6,159	5,908	7,493	6,830	4,910

	37,941	40,114	39,318	33,496	28,214

Commercial Real Estate:
Land Development	2,050	3,031	2,971	4,621	2,292
Construction	571	1,238	1,268	228	0
Owner Occupied	16,216	17,311	19,918	21,429	17,378
Non-Owner Occupied	46,706	46,552	38,417	36,473	28,110

	65,543	68,132	62,574	62,751	47,780

Non-Real Estate:
Commercial Assets	7,049	9,303	9,758	14,510	10,629
Consumer Assets	0	8	8	8	8

	7,049	9,311	9,766	14,518	10,637

Total	$110,533	$117,557	$111,658	$110,765	$86,631

NONPERFORMING LOANS

($000)	6/30/10	3/31/10	12/31/09	9/30/09	6/30/09
Past due 90 days or more and accruing interest	$24	$0	$243	$3,040	$48
Nonaccrual	81,543	88,450	81,818	87,190	73,623
Troubled debt restructurings	5,946	6,011	2,989	1,012	0

Total	$87,513	$94,461	$85,050	$91,242	$73,671

Nonperforming loans, which accounted for $87.5 million of total NPAs as of June 30, 2010, declined by $6.9 million from March 31, 2010; foreclosed real estate and repossessed assets remained virtually unchanged at $23.0 million. During the quarter, Mercantile added $13.1 million of NPAs to its problem asset portfolio, but successfully disposed of $11.0 million through a combination of asset sales, principal paydowns and a return to performing status. Loan charge-offs accounted for a reduction of $8.2 million, and foreclosed asset valuation write-downs were $0.9 million. Nonperforming assets decreased a net $7.0 million from the end of the first quarter of 2010. Year-to-date, Mercantile added a total of $36.2 million of problem assets to its NPA portfolio, successfully disposed of $21.2 million and wrote-off or down an additional $16.1 million.
NONPERFORMING ASSETS RECONCILIATION

	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
($000)	2010	2010	2009	2009	2009
Beginning balance	$117,557	$111,658	$110,765	$86,631	$83,747
Additions	13,101	23,054	22,308	39,815	18,768
Returns to performing status	(1,356)	(811)	0	(47)	0
Principal payments	(7,332)	(4,242)	(8,652)	(3,707)	(5,438)
Sale proceeds	(2,398)	(5,080)	(3,353)	(1,630)	(1,484)
Loan charge-offs	(8,176)	(6,117)	(7,862)	(8,578)	(8,785)
Valuation write-downs	(863)	(905)	(1,548)	(1,719)	(177)

Total	$110,533	$117,557	$111,658	$110,765	$86,631

Net loan and lease charge-offs for the 2010 second quarter were $8.6 million, or 2.4 percent of average loans and leases (annualized), compared with $6.2 million (1.6 percent annualized) and $10.8 million (2.5 percent annualized) for the linked and year-ago quarters, respectively. Mr. Kaminski added, “We are pleased with the growing level of recoveries, which we believe is reflective of our loan administration practices.”
NET LOAN CHARGE-OFFS

	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
($000)	2010	2010	2009	2009	2009
Residential Real Estate:
Land Development	$1,254	$565	$2,204	$467	$1,060
Construction	649	587	733	3,208	1,023
Owner Occupied / Rental	407	326	946	530	729

	2,310	1,478	3,883	4,205	2,812

Commercial Real Estate:
Land Development	674	617	45	0	74
Construction	660	0	0	0	0
Owner Occupied	726	1,091	1,140	1,254	593
Non-Owner Occupied	2,551	1,945	3,009	3,265	2,347

	4,611	3,653	4,194	4,519	3,014

Non-Real Estate:
Commercial Assets	1,670	1,012	2,788	2,232	4,918
Consumer Assets	(3)	9	(1)	7	35

	1,667	1,021	2,787	2,239	4,953

Total	$8,588	$6,152	$10,864	$10,963	$10,779

Capital Position
Shareholders’ equity totaled $139 million as of June 30, 2010, a decrease of $42.6 million, or 23.5 percent, from June 30, 2009. However, the Bank experienced significant increases in its regulatory capital ratios during the first six months of 2010. The Bank remains “well-capitalized,” with a total risk-based capital ratio of 11.9 percent as of June 30, 2010 compared to 11.2 percent and 11.1 percent at March 31, 2010 and December 31, 2009, respectively. As of June 30, 2010, the Bank had approximately $29.2 million in excess of the 10.0 percent minimum regulatory threshold required to be considered “well-capitalized”. Mercantile’s total shares outstanding at second quarter-end were 8,594,307.
Mr. Price concluded, “It is heartening to see tangible signs of improvement in so many areas. This has been a difficult period, but I believe we have used the time constructively to strengthen Mercantile’s operations throughout our organization.”
About Mercantile Bank Corporation
Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan. Founded in 1997 to provide banking services to businesses, individuals, and governmental units, the Bank differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has seven full-service banking offices in Grand Rapids, Holland and Lansing, Michigan. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”
Forward-Looking Statements
This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Mercantile Bank Corporation
Second Quarter 2010 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED BALANCE SHEETS

	JUNE 30,	DECEMBER 31,	JUNE 30,
	2010	2009	2009
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and due from banks	$16,521,000	$18,896,000	$15,601,000
Short-term investments	9,470,000	1,471,000	2,560,000
Federal funds sold	53,892,000	1,368,000	20,741,000

Total cash and cash equivalents	79,883,000	21,735,000	38,902,000

Securities available for sale	217,117,000	182,491,000	158,996,000
Securities held to maturity	0	59,212,000	61,934,000
Federal Home Loan Bank stock	15,681,000	15,681,000	15,681,000

Loans and leases	1,410,710,000	1,539,818,000	1,708,524,000
Allowance for loan and lease losses	(47,738,000)	(47,878,000)	(32,605,000)

Loans and leases, net	1,362,972,000	1,491,940,000	1,675,919,000

Premises and equipment, net	28,636,000	29,684,000	30,854,000
Bank owned life insurance	45,890,000	45,024,000	43,103,000
Accrued interest receivable	6,278,000	7,088,000	7,733,000
Other real estate owned and repossessed assets	23,020,000	26,608,000	12,960,000
Other assets	24,585,000	26,745,000	25,290,000

Total assets	$1,804,062,000	$1,906,208,000	$2,071,372,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$126,572,000	$121,157,000	$122,388,000
Interest-bearing	1,213,588,000	1,280,470,000	1,356,245,000

Total deposits	1,340,160,000	1,401,627,000	1,478,633,000

Securities sold under agreements to repurchase	108,271,000	99,755,000	109,585,000
Federal funds purchased	0	2,600,000	0
Federal Home Loan Bank advances	160,000,000	205,000,000	235,000,000
Subordinated debentures	32,990,000	32,990,000	32,990,000
Other borrowed money	16,836,000	16,890,000	16,850,000
Accrued interest and other liabilities	6,762,000	7,242,000	16,622,000

Total liabilities	1,665,019,000	1,766,104,000	1,889,680,000

SHAREHOLDERS’ EQUITY
Preferred stock, net of discount	19,955,000	19,839,000	19,725,000
Common stock	173,769,000	173,576,000	173,415,000
Retained earnings (deficit)	(57,818,000)	(54,170,000)	(12,158,000)
Accumulated other comprehensive income (loss)	3,137,000	859,000	710,000

Total shareholders’ equity	139,043,000	140,104,000	181,692,000

Total liabilities and shareholders’ equity	$1,804,062,000	$1,906,208,000	$2,071,372,000

Mercantile Bank Corporation
Second Quarter 2010 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED REPORTS OF OPERATIONS

	THREE MONTHS ENDED	THREE MONTHS ENDED	SIX MONTHS ENDED	SIX MONTHS ENDED
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans and leases, including fees	$20,066,000	$24,080,000	$40,471,000	$49,265,000
Investment securities	2,583,000	2,744,000	5,326,000	5,520,000
Federal funds sold	37,000	39,000	69,000	86,000
Short-term investments	10,000	3,000	19,000	16,000

Total interest income	22,696,000	26,866,000	45,885,000	54,887,000

Interest expense
Deposits	5,992,000	11,220,000	12,489,000	24,061,000
Short-term borrowings	353,000	475,000	697,000	915,000
Federal Home Loan Bank advances	1,576,000	2,295,000	3,272,000	4,747,000
Other borrowed money	354,000	426,000	700,000	909,000

Total interest expense	8,275,000	14,416,000	17,158,000	30,632,000

Net interest income	14,421,000	12,450,000	28,727,000	24,255,000

Provision for loan and lease losses	6,200,000	11,500,000	14,600,000	21,900,000

Net interest income after provision for loan and lease losses	8,221,000	950,000	14,127,000	2,355,000

Noninterest income
Service charges on accounts	447,000	500,000	913,000	1,012,000
Gain on sale of commercial loans	5,000	0	225,000	0
Net gain on sale of investment securities	0	0	476,000	0
Other income	1,544,000	1,363,000	3,037,000	2,883,000

Total noninterest income	1,996,000	1,863,000	4,651,000	3,895,000

Noninterest expense
Salaries and benefits	4,559,000	5,247,000	9,225,000	10,799,000
Occupancy	723,000	883,000	1,473,000	1,804,000
Furniture and equipment	396,000	466,000	805,000	933,000
Nonperforming asset costs	2,460,000	1,119,000	4,964,000	2,101,000
FDIC insurance costs	1,167,000	1,796,000	2,353,000	2,430,000
Branch consolidation costs	0	1,150,000	0	1,150,000
Other expense	2,137,000	1,703,000	4,256,000	3,919,000

Total noninterest expense	11,442,000	12,364,000	23,076,000	23,136,000

Income (loss) before federal income tax expense (benefit)	(1,225,000)	(9,551,000)	(4,298,000)	(16,886,000)

Federal income tax expense (benefit)	(862,000)	(3,326,000)	(1,292,000)	(6,172,000)

Net income (loss)	(363,000)	(6,225,000)	(3,006,000)	(10,714,000)

Preferred stock dividends and accretion	321,000	163,000	641,000	163,000

Net income (loss) available to common shares	$(684,000)	$(6,388,000)	$(3,647,000)	$(10,877,000)

Basic earnings (loss) per share	($0.08)	($0.75)	($0.43)	($1.28)
Diluted earnings (loss) per share	($0.08)	($0.75)	($0.43)	($1.28)

Average basic shares outstanding	8,505,086	8,487,747	8,503,388	8,484,524
Average diluted shares outstanding	8,505,086	8,487,747	8,503,388	8,484,524

Mercantile Bank Corporation
Second Quarter 2010 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Quarterly					Year-To-Date
	2010	2010	2009	2009	2009
(dollars in thousands except per share data)	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	2010	2009
EARNINGS
Net interest income	$14,421	14,306	13,511	13,567	12,450	28,727	24,255
Provision for loan and lease losses	$6,200	8,400	25,300	11,800	11,500	14,600	21,900
Noninterest income	$1,996	2,655	1,953	1,710	1,863	4,651	3,895
Noninterest expense	$11,442	11,634	10,835	12,517	12,364	23,076	23,136
Net income (loss) before federal income tax expense (benefit)	$(1,225)	(3,073)	(20,671)	(9,040)	(9,551)	(4,298)	(16,886)
Net income (loss)	$(363)	(2,643)	(36,087)	(5,286)	(6,225)	(3,006)	(10,714)
Net income (loss) common shares	$(684)	(2,963)	(36,406)	(5,606)	(6,388)	(3,647)	(10,877)
Basic earnings (loss) per share	$(0.08)	(0.35)	(4.28)	(0.66)	(0.75)	(0.43)	(1.28)
Diluted earnings (loss) per share	$(0.08)	(0.35)	(4.28)	(0.66)	(0.75)	(0.43)	(1.28)
Average basic shares outstanding	8,505,086	8,501,671	8,496,555	8,492,946	8,487,747	8,503,388	8,484,524
Average diluted shares outstanding	8,505,086	8,501,671	8,496,555	8,492,946	8,487,747	8,503,388	8,484,524

PERFORMANCE RATIOS
Return on average assets	(0.15%)	(0.63%)	(7.28%)	(1.09%)	(1.19%)	(0.39%)	(1.00%)
Return on average common equity	(1.98%)	(8.62%)	(81.98%)	(12.26%)	(14.54%)	(5.28%)	(12.55%)
Net interest margin (fully tax-equivalent)	3.31%	3.25%	2.93%	2.85%	2.50%	3.28%	2.39%
Efficiency ratio	69.69%	68.59%	70.07%	81.93%	86.38%	69.14%	82.19%
Full-time equivalent employees	248	251	257	265	278	248	278

CAPITAL
Period-ending equity to assets	7.71%	7.26%	7.35%	8.79%	8.77%	7.71%	8.77%
Tier 1 leverage capital ratio	9.02%	8.77%	8.64%	9.70%	9.46%	9.02%	9.46%
Tier 1 risk-based capital ratio	10.65%	10.02%	9.92%	10.72%	10.48%	10.65%	10.48%
Total risk-based capital ratio	11.92%	11.29%	11.18%	11.98%	11.74%	11.92%	11.74%
Book value per common share	$13.74	13.64	13.86	18.19	18.71	13.74	18.71
Cash dividend per common share	$0.00	0.01	0.01	0.01	0.01	0.01	0.05

ASSET QUALITY
Gross loan charge-offs	$9,891	6,846	11,225	11,545	11,111	16,737	16,851
Net loan charge-offs	$8,588	6,152	10,864	10,963	10,779	14,740	16,403
Net loan charge-offs to average loans	2.35%	1.64%	2.72%	2.61%	2.47%	1.99%	1.85%
Allowance for loan and lease losses	$47,738	50,126	47,878	33,443	32,605	47,738	32,605
Allowance for losses to total loans	3.38%	3.35%	3.11%	2.07%	1.91%	3.38%	1.91%
Nonperforming loans	$87,513	94,461	85,050	91,242	73,671	87,513	73,671
Other real estate and repossessed assets	$23,020	23,096	26,608	19,523	12,960	23,020	12,960
Nonperforming assets to total assets	6.13%	6.18%	5.86%	5.49%	4.18%	6.13%	4.18%

END OF PERIOD BALANCES
Loans and leases	$1,410,710	1,497,624	1,539,818	1,614,226	1,708,524	1,410,710	1,708,524
Total earning assets (before allowance)	$1,706,870	1,810,081	1,800,041	1,904,944	1,968,436	1,706,870	1,968,436
Total assets	$1,804,062	1,902,923	1,906,208	2,017,350	2,071,372	1,804,062	2,071,372
Deposits	$1,340,160	1,420,209	1,401,627	1,450,968	1,478,633	1,340,160	1,478,633
Shareholders’ equity	$139,043	138,220	140,104	177,291	181,692	139,043	181,692

AVERAGE BALANCES
Loans and leases	$1,465,631	1,516,898	1,585,523	1,663,510	1,749,919	1,491,123	1,785,476
Total earning assets (before allowance)	$1,770,391	1,823,828	1,874,752	1,935,637	2,050,071	1,796,962	2,102,384
Total assets	$1,862,151	1,920,751	1,983,111	2,042,355	2,146,593	1,891,478	2,200,152
Deposits	$1,390,425	1,433,091	1,421,850	1,469,264	1,558,206	1,411,626	1,607,988
Shareholders’ equity	$138,551	139,485	176,196	181,400	176,189	139,194	174,809